PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(4)
(To Prospectus dated August 12, 2010, and	Registration No. 333-167634
Prospectus Supplement dated September 16, 2010)

CHARTER FINANCIAL CORPORATION
4,400,000 shares of common stock

This supplements the prospectus of Charter Financial Corporation dated August 12, 2010 relating to the subscription offering, the community offering and the syndicated community offering, and the prospectus supplement dated September 16, 2010, relating to the syndicated community offering.  This prospectus supplement should be read together with the prospectus dated August 12, 2010 and the prospectus supplement dated September 16, 2010.

The actual purchase price at which Charter Financial Corporation will sell its common stock in the subscription offering, the community offering and the syndicated community offering pursuant to the Stock Issuance Plan is $7.78 per share.

4,400,000 Shares
Price per share	$ 7.78
Gross offering proceeds	$ 34,232,000
Estimated offering expenses, excluding selling agent commissions and expenses*	$ 1,770,000
Estimated selling agent fees and expenses*	$ 1,838,600
Estimated net proceeds	$ 30,623,400
Estimated net proceeds per share	$ 6.96
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* For information regarding estimated offering expenses, see the section headed “The Stock Offering—Marketing
Arrangements” beginning on page 154 of the prospectus dated August 12, 2010.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Before you invest, you should read the prospectus dated August 12, 2010 and the prospectus supplement dated September 16, 2010, included in the registration statement, including the section in the prospectus under the heading “Risk Factors” beginning on page 16.

None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved these securities or determined if the prospectus dated August 12, 2010, the prospectus supplement dated September 16, 2010, or this prospectus supplement is accurate or complete.  Any representation to the contrary is a criminal offense.

This investment involves a degree of risk, including the possible loss of principal.

STIFEL NICOLAUS WEISEL

September 24, 2010